EXHIBIT 99.1


PRESS RELEASE--OCTOBER 19, 2000
CONTACT: Tony Carideo                           Tom Donnelly
         Investor Relations                     Chief Financial Officer
         Net Perceptions, Inc.                  Net Perceptions, Inc.
         952-842-5454                           952-842-5400
         tcarideo@netperceptions.com            tdonnelly@netperceptions.com




                NET PERCEPTIONS RE-GEARS TO BETTER LEVERAGE
                    KEY MARKET AND TECHNOLOGY STRENGTHS
                      Company Restructures Workforce


MINNEAPOLIS - Oct. 19, 2000 - Net Perceptions, Inc. (Nasdaq: NETP), a leader in precision marketing and personalization software, today announced that the company would consolidate and re-align its workforce to tighten its focus on its core competencies of retail merchandise analytics, personalized marketing and knowledge management solutions.

   As a result, the company said it would reduce its workforce by about 17 percent or 65 people and that it would take a fourth quarter charge of approximately $1 million. Of that figure, $500,000 is a cash charge and the remainder is non-cash charges related to stock compensation expenses.

   "We've been eager to apply our proprietary technologies in a number of different areas," said Steven Snyder, Net Perceptions president and CEO. "However, for the foreseeable future we've decided to focus exclusively on the things we do best - retail analytics, merchandising, personalized marketing and knowledge management."

   Snyder added that the company continues to see significant business opportunities among multi-channel retailers and large Fortune 1000 companies, and that its workforce will be structured to capitalize on those markets.

   "Not only does this leverage our best technological strengths, it solidly positions us to serve two of businesses' biggest concerns - the need to improve both customer service and operating efficiencies," said Snyder.

   As part of the re-alignment, the company also announced that it has combined its Network Solutions and Commerce Solutions business units to more effectively focus its sales strategy. Snyder said that the company had originally established the units as separate to make certain that its new network personalization initiative received the proper emphasis and resources in its early stages of development.

   Net Perceptions also announced that it would transition its successful industry trade show, the "Personalization Summit," into a separate entity managed by Steve Larsen, who will move into the role from his current position as Net Perceptions senior vice president of Marketing and Business Development.

   In related news, Net Perceptions announced that George E. Moser, the company's chief operating officer recently resigned from the company. "We're grateful for the contributions George has made," said Snyder. "He's been extraordinarily dedicated and has made significant contributions to growing our business.

   "We're galvanizing our company around our core goals, and organizing the company accordingly, concluded Snyder. While it's hard on a personal level to say 'goodbye' to co-workers who've done so much for the company, the prudent thing to do at this time is take decisive action, and that is exactly what we've done.

   Additional details for the company's plans will be presented at Net Perceptions' third quarter earnings conference call, Oct. 24 at 4 p.m. Central time. The call will be Web cast live. Information on the call can be found on the company's Web site, http://www.netperceptions.com.

ABOUT NET PERCEPTIONS

   Net Perceptions, a leading provider of precision merchandising and personalization infrastructure software, is the innovator and preeminent supplier of software solutions that allow companies to translate knowledge into profitable business action. Its Commerce Solutions and Knowledge Solutions products enable companies to capitalize on business information and optimize product assortments, pricing, customer relationships and intellectual capital. Customers include market leaders such as bestbuy.com, J.P. Morgan, JC Penney, Kmart, Great Universal Stores and Hudson's Bay. The company is based in the U.S. and has offices in six other countries. For more visit http://www.netperceptions.com or call 800-466-0711.


                                   # # #

NET PERCEPTIONS AND THE NET PERCEPTIONS LOGO ARE REGISTERED TRADEMARKS OF NET PERCEPTIONS, INC. ALL OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE THE COMPANY'S LIMITED OPERATING HISTORY, DELAYS IN PRODUCT DEVELOPMENT, DEVELOPMENT OF THE INTERNET MARKET, CHANGES IN PRODUCT PRICING POLICIES, COMPETITIVE PRESSURES, AND THE RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.